EXHIBIT 22.1


DALLAS, TX; July 31, 2000

LUCAS EDUCATIONAL SYSTEMS ANNOUNCES SHAREHOLDER APPROVAL OF A ONE FOR FOUR REVERSE STOCK SPLIT.

Lucas Educational Systems, Inc. (OTCBB:LEDS) is pleased to announce that at its Annual Meeting held July 29, 2000 the shareholders approved a proposal to execute a reverse stock split and voted to subsequently amend its Certificate of Incorporation to return the number of authorized shares to 20,000,000. Effective August 1, 2000 the company will begin trading Post-Split under the symbol LCSE (OTCBB:LCSE) and new CUSIP (549332 20 3). Shareholders will receive a letter of transmittal in the near future requesting them to send in their old stock certificates in exchange for new ones reflecting the post-split number of shares.

Lucas Education focuses on development and distribution of revolutionary learning methodologies through products marketed under the Doctor Memory(TM) brand name. "This reverse split and corresponding return to pre-split authorized share amounts positions the company's capital structure for growth and greater acceptance in the securities markets", said Steven R. Crowell, Chief Financial Officer.

The company will report revenues from product sales for the first time in the quarter ending September 30, 2000 as it seeks to become the leading authority of memory training techniques and related educational products based on the company's proprietary Learning That Lasts(TM) methodology. The company's website www.DoctorMemory.com provides the avenue to explore all of its products as well as scheduled appearances by Doctor Memory(TM) himself, Jerry Lucas.

                                      # # #

This press release includes statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company's periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.